846 Putnam Michigan Tax Exempt Income Fund
11/30/06 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2006, Putnam Management
has assumed $22 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	  1,911
	Class B	  283
        Class C   -

72DD2	Class M	  21

73A1	Class A	  0.167504
	Class B	  0.138324
        Class C   0.044193

73A2	Class M	  0.154262

74U1	Class A	  11,197
	Class B	  1,874
        Class C   1

74U2	Class M	  131

74V1	Class A	  9.07
	Class B	  9.06
        Class C   9.06

74V2	Class M	  9.07


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.